Exhibit 99.1

Verdant receives commitment for up to $30 million investment from GEM Global Yield Fund

LOS ANGELES, June 15, 2012 – VRDT Corporation (“Verdant”) announced today that it has received a commitment from GEM Global Yield Fund, a member of the Global Emerging Markets Group (“GEM”), to fund Verdant with up to $30 million through the establishment of a structured stock subscription facility.

“The commitment from GEM will allow us to accelerate our acquisition, product development and partnership strategies and demonstrates the real depth of the Verdant solution,” stated an elated Graham Norton-Standen, Verdant’s Executive Chairman,  “[w]e are very pleased to be working with GEM and look forward to negotiating the first drawdown of the subscription facility with them.  GEM’s commitment helps bring closer our vision to affect real change in energy infrastructure and delivery.”

Given the continued growth in demand for energy being fueled by the electrification of transportation, exciting new consumer devices and integrated smart technologies, the time for Verdant solutions could not be better.

###

For more information, please contact Maria Foskaris at (949) 633-3467.

About Global Emerging Markets (“GEM”)

Global Emerging Markets Limited, www.gemny.com, was founded in 1991. GEM is a $3.4b investment group having completed 305 transactions in 65 countries. The firm is an alternative investment group that manages a diverse set of investment vehicles across the world. GEM’s funds include: CITIC/GEM Fund; VC Bank/GEM Mena Fund*; Kinderhook; GEM Global Yield Fund; GEM India Advisors, and GEM Brazil PE Fund.

About VRDT Corporation
VRDT Corporation (“Verdant”) is a strategic organization for clean technology, transportation and infrastructure related ventures and initiatives. Verdant brings together technology, manufacturing and services to significantly enhance efficiencies in energy usage that also support electrification of transportation. This increased efficiency also breeds creation of community and commercial based energy storage systems in order to balance energy usage more effectively.

Statements contained in this release that are not historical facts may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 27E of the Securities Act of 1934 and are inherently uncertain. Actual performance and results may differ materially from that projected herein due to certain risks and uncertainties.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. VRDT Corporation does not intend to update any of the forward-looking statements after the date of this release to conform them to actual results, except as may be required by law.